                                                                    EXHIBIT 99.1

                             School Specialty, Inc.
                        Valuation and Qualifying Accounts
    The Fiscal Years Ended April 29, 2000, April 28, 2001 and April 27, 2002

                                              Balance at    Charged to     Charged to                      Balance
                                              Beginning     Costs and        Other                       at End of
Description                       Date        of Period     Expenses        Accounts      Deductions       Period          Date
-----------                  --------------  ------------  ------------  -------------  -------------  -------------  --------------
Allowance for doubtful
   Accounts .............    April 24, 1999    2,234,000     171,000       200,000(a)    (861,000)(b)     1,744,000   April 29, 2000
                             April 29, 2000    1,744,000     545,000     3,570,000(a)  (2,336,000)(b)     3,523,000   April 28, 2001
                             April 28, 2001    3,523,000    (663,000)      765,000(a)    (906,000)(b)     2,719,000   April 27, 2002



Restructuring reserve ....   April 24, 1999    2,752,000           -             -     (2,687,000)           65,000   April 29, 2000
                             April 29, 2000       65,000   4,500,000             -     (2,052,000)        2,513,000   April 28, 2001
                             April 28, 2001    2,513,000           -             -     (1,650,000)          863,000   April 27, 2002



------------

(a)  Allowance for doubtful accounts acquired in purchase acquisitions.
(b) Represents net of write-offs of uncollectable accounts receivable and recoveries of previously written-off accounts receivable.